EXHIBIT 99.1

April 8, 2013
For Immediate Release

Urologix Announces Important Milestone in Prostiva® RF Therapy Licensing Agreement

MINNEAPOLIS — April 8, 2013— Urologix, Inc. (NASDAQ:ULGX), the leading provider of in-office BPH therapy, today announced that it has reached an important milestone in its licensing agreement with Medtronic for the Prostiva RF Therapy System. In accordance with the terms of the agreement, Urologix has become the licensed manufacturer for the Prostiva RF Therapy System, taking manufacturing and regulatory responsibility for the product line.

This milestone represents an important step in the integration of the Prostiva product line into the broader Urologix organization and will allow the Company to work directly with our manufacturing partners to ensure continued focus on both quality and efficiency going forward. In addition, achieving this milestone enables the Company to market and sell all Prostiva RF Therapy products distributed throughout the United States under the Urologix brand name.

”The Urologix team is well prepared and excited to take over the responsibility for all aspects of the Prostiva system,” said Greg Fluet, Chief Executive Officer. “Our team can now present the two leading in-office BPH technologies under one Urologix brand. These Urologix products enable our urologist customers to optimize care for their patients who are frustrated with the lack of value provided by drug therapies and are unwilling to undergo more invasive surgical procedures.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’s Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms.  Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit our website at www.urologix.com.

The Urologix logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the Company’s ability to successfully manufacture the Prostiva RF Therapy System. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other documents filed with the Securities and Exchange Commission.

Urologix Investor Relations Contact

Brian Smrdel

(763) 475-7696

Bsmrdel@urologix.com

Urologix Media Contact

Karen Jackson

(513) 484-2987

Kjackson@urologix.com

Important Safety Information

The Targis System/Cooled ThermoTherapy is indicated to relieve symptoms and obstruction associated with BPH in men with prostatic urethra lengths greater than or equal to 2.5 cm. This treatment is contraindicated for patients with a prostatic urethra <2.5 cm in length as measured from the bladder neck to the verumontanum, with urethral stricture (unable to pass 22F urethroscope), peripheral arterial disease with intermittent claudication or Leriches Syndrome (i.e. claudication of the buttocks or perineum); patients who have undergone pelvic radiation therapy or have implanted active devices, including pacemakers or defibrillators within 2.6 inches (6.5 cm) of the prostatic urethra.

For complete indications, contraindications, and precautions for Prostiva RF Therapy, please refer to the Prostiva System Manual at www.urologix.com.

Caution: Federal USA law restricts these devices to sale by or on the order of a physician. For more complete information about the benefits, risks and contraindications associated with Cooled ThermoTherapy and Prostiva RF Therapy, please refer to the product labeling packaged with the device or refer to the System Manual/Instructions for Use found at www.urologix.com.